                                                                      EXHIBIT 12


                      HORNBECK-LEEVAC Marine Services, Inc.
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                               YEAR ENDED DECEMBER 31,             SIX MONTHS ENDED JUNE 30,
                                      1997     1998     1999      2000      2000    2000    2001      2001
                                                                            PRO-                      PRO-
                                                                           FORMA                     FORMA
                                                                            AS                        AS
                                                                         ADJUSTED                  ADJUSTED
Earnings:
  Income before income taxes          (260)     (59)     869     4,288     4,430     728    7,872     5,985
  Fixed charges (computed below)       338    2,122    7,264     8,821    18,271   4,686    3,995    11,464
  Interest capitalized                 (--)    (769)  (1,628)     (365)     (465)    189   (1,053)      966
                                      -----------------------------------------------------------------------
     Total                              78    1,294    6,505    12,744    22,236   5,225   10,814    16,483

Fixed charges:
  Interest expense                     324    1,155    5,092     7,911    20,510   4,217    2,565    10,121
  Interest capitalized                  --      769    1,628       365       465     189    1,053       966
  Amortization of debt costs            --      161      391       396       600     203      293       293
  Amortization of warrants              --       --      100       100       100      50       50        50
  Interest as a component of rent
    expense                             14       37       53        49        49      27       34        34
                                      -----------------------------------------------------------------------
                                       338    2,122    7,261     8,821    21,724   4,686    3,995    11,464


Ratio of earnings to fixed
  charges(1)                           N/A      N/A      N/A       1.4       N/A     1.1      2.7       1.4

(1) For the years ended December 31, 1997, 1998 and 1999, earnings were deficient to cover fixed charges by $260, $828, and $756, respectively.

(2) For the pro-forma as adjusted for the year ended December 31, 2000, earnings were insufficient to cover fixed charges by $1,726.